Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Charter Communications, Inc.:
We consent to the use of our report of Charter Communications, Inc. and subsidiaries (the Company) dated February 27, 2006, except as to Note 4, which is as of August 8, 2006, included herein and to the reference to our firm under the headings “Experts” and “Summary Consolidated Financial Data” in the registration statement.
As discussed in Note 7 to the consolidated financial statements, effective September 30, 2004, the Company adopted EITF Topic D-108, Use of the Residual Method to Value Acquired Assets Other than Goodwill.
As discussed in Note 21 to the consolidated financial statements, effective January 1, 2003, the Company adopted Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, as amended by Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of FASB Statement No. 123.
/s/ KPMG LLP
St. Louis, Missouri
August 8, 2006